UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_______
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): November 20, 2007
ALKERMES, INC.
(Exact Name of Registrant as Specified in its Charter)

PENNSYLVANIA (State or Other Jurisdiction of Incorporation)	1-14131 (Commission File Number)	23-2472830 (I.R.S. Employer Identification No.)

88 Sidney Street
Cambridge, Massachusetts	02139
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (617) 494-0171
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets
Item 8.01 Other Events
     On November 21, 2007, Alkermes announced that it will receive up to $174 million in cash from GlaxoSmithKline (GSK) in connection with GSK’s acquisition of Reliant Pharmaceuticals, Inc. (“Reliant”), and that the Company plans to repurchase shares of its common stock. For the sale of its ownership interest in Reliant, Alkermes will receive $166.3 million upon closing of the acquisition and up to an additional $7.7 million subject to the terms and conditions of an escrow arrangement that will remain in effect for a 15-month period following the closing of the transaction. The acquisition of Reliant by GSK is subject to U.S. Federal Trade Commission approval and other conditions to closing and is expected to conclude by the end of 2007.
     Alkermes plans to repurchase up to $175 million of its common stock. The Company expects to make repurchases at the discretion of management from time to time in the open market, depending on market conditions, or through privately negotiated transactions. The stock repurchase will be funded through a combination of the proceeds received from the Reliant investment and the Company’s current cash.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit
No.	Description
99.1	Press release issued by Alkermes, Inc. dated November 21, 2007 announcing proceeds of up to $174 million from sale of Reliant investment and plans to repurchase shares of its common stock.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALKERMES, INC.
Date: November 21, 2007	By:	/s/ James M. Frates
James M. Frates
Senior Vice President, Chief Financial Officer and Treasurer